Form C

Cover Page

Name of issuer:

Discotech, Inc.

Legal status of issuer:

Form: Corporation

Jurisdiction of Incorporation/Organization: CA

Date of organization: 10/7/2013

Physical address of issuer:

928 N Western Avenue PH7
Los Angeles CA 90029

Website of issuer:

http://www.discotech.me/

Name of intermediary through which the offering will be conducted:

Wefunder Portal LLC

CIK number of intermediary:

0001670254

SEC file number of intermediary:

007-00033

CRD number, if applicable, of intermediary:

283503

Amount of compensation to be paid to the intermediary, whether as a dollar amount or a percentage of the offering amount, or a good faith estimate if the exact amount is not available at the time of the filing, for conducting the offering, including the amount of referral and any other fees associated with the offering:

3.0% of the offering amount upon a successful fundraise.

Any other direct or indirect interest in the issuer held by the intermediary, or any arrangement for the intermediary to acquire such an interest:

No

Type of security offered:

☐ Common Stock
☐ Preferred Stock
☐ Debt
☑ Other

If Other, describe the security offered:

Simple Agreement for Future Equity (SAFE)

Target number of securities to be offered:

100,000

Price:

$1.00

Method for determining price:

Pro-rated portion of the total principal value of $100,000; interests will be sold in increments of $1; each investment is convertible to one share of stock as described under Item 13.

Target offering amount:

$100,000.00

Oversubscriptions accepted:

☑ Yes
☐ No

If yes, disclose how oversubscriptions will be allocated:

- ☐ Pro-rata basis
- ☐ First-come, first-served basis
- ☑ Other

If other, describe how oversubscriptions will be allocated:

As determined by the issuer

Maximum offering amount (if different from target offering amount):

$1,000,000.00

Deadline to reach the target offering amount:

10/17/2016

NOTE: If the sum of the investment commitments does not equal or exceed the target offering amount at the offering deadline, no securities will be sold in the offering, investment commitments will be cancelled and committed funds will be returned.

Current number of employees:

5

	Most recent fiscal year-end:	Prior fiscal year-end:
Total Assets:	$187,737.00	$249,450.00
Cash & Cash Equivalents:	$66,031.00	$200,425.00
Accounts Receivable:	$30,156.00	$3,473.00
Short-term Debt:	$991.00	$3,595.00
Long-term Debt:	$430,138.00	$405,988.00
Revenues/Sales:	$116,730.00	$35,596.00
Cost of Goods Sold:	$16,163.00	$7,548.00
Taxes Paid:	$0.00	$0.00
Net Income:	($83,890.00)	($78,722.00)

Select the jurisdictions in which the issuer intends to offer the securities:

AL, AK, AZ, AR, CA, CO, CT, DE, DC, FL, GA, HI, ID, IL, IN, IA, KS, KY, LA, ME, MD, MA, MI, MN, MS, MO, MT, NE, NV, NH, NJ, NM, NY, NC, ND, OH, OK, OR, PA, RI, SC, SD, TN, TX, UT, VT, VA, WA, WV, WI, WY, B5, GU, PR, VI, 1V

Offering Statement

Respond to each question in each paragraph of this part. Set forth each question and any notes, but not any instructions thereto, in their entirety. If disclosure in response to any question is responsive to one or more other questions, it is not necessary to repeat the disclosure. If a question or series of questions is inapplicable or the response is available elsewhere in the Form, either state that it is inapplicable, include a cross-reference to the responsive disclosure, or omit the question or series of questions.

Be very careful and precise in answering all questions. Give full and complete answers so that they are not misleading under the circumstances involved. Do not discuss any future performance or other anticipated event unless you have a reasonable basis to believe that it will actually occur within the foreseeable future. If any answer requiring significant information is materially inaccurate, incomplete or misleading, the Company, its management and principal shareholders may be liable to investors based on that information.

THE COMPANY

1. Name of issuer:

Discotech, Inc.

COMPANY ELIGIBILITY

2. ☑ Check this box to certify that all of the following statements are true for the issuer.

- Organized under, and subject to, the laws of a State or territory of the United States or the District of Columbia.
- Not subject to the requirement to file reports pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934.
- Not an investment company registered or required to be registered under the Investment Company Act of 1940.
- Not ineligible to rely on this exemption under Section 4(a)(6) of the Securities Act as a result of a disqualification specified in Rule 503(a) of Regulation Crowdfunding.
- Has filed with the Commission and provided to investors, to the extent required, the ongoing annual reports required by Regulation Crowdfunding during the two years immediately preceding the filing of this offering statement (or for such shorter period that the issuer was required to file such reports).
- Not a development stage company that (a) has no specific business plan or (b) has indicated that its business plan is to engage in a merger or acquisition with an unidentified company or companies.

INSTRUCTION TO QUESTION 2: If any of these statements are not true, then you are NOT eligible to rely on this exemption under Section 4(a)(6) of the Securities Act.

3. Has the issuer or any of its predecessors previously failed to comply with the ongoing reporting requirements of Rule 202 of Regulation Crowdfunding? ☐ Yes ☑ No

DIRECTORS OF THE COMPANY

4. Provide the following information about each director (and any persons occupying a similar status or performing a similar function) of the issuer.

Director	Principal Occupation	Main Employer	Year Joined as Director
Ian Bushong	CTO of Discotech	Discotech	2014
Mark Wu	COO of Discotech	Discotech	2013
Jeffrey Ian Chen	CEO of Discotech	Discotech	2013

For three years of business experience, refer to Appendix D: Director & Officer Work History.

OFFICERS OF THE COMPANY

5. Provide the following information about each officer (and any persons occupying a similar status or performing a similar function) of the issuer.

Officer	Positions Held	Year Joined
Ian Bushong	CTO	2014
Mark Wu	COO	2013
Jeffrey Ian Chen	CEO	2013

For three years of business experience, refer to Appendix D: Director & Officer Work History.

INSTRUCTION TO QUESTION 5: For purposes of this Question 5, the term officer means a president, vice president, secretary, treasurer or principal financial officer, comptroller or principal accounting officer, and Anyperson routinely performing similar functions.

PRINCIPAL SECURITY HOLDERS

6. Provide the name and ownership level of each person, as of the most recent practicable date, who is the beneficial owner of 20 percent or more of the issuer's outstanding voting equity securities, calculated on the basis of voting power.

Name of Holder	No. and Class of Securities Now Held	% of Voting Power Prior to Offering
Mark Wu	3,354,353 shares of common stock	25.3
Ian Chen	3,580,835 shares of common stock	27.0

INSTRUCTION TO QUESTION 6: The above information must be provided as of a date that is no more than 120 days prior to the date of filing of this offering statement.

To calculate total voting power, include all securities for which the person directly or indirectly has or shares the voting power, which includes the power to vote or to direct the voting of such securities. If the person has the right to acquire voting power of such securities within 60 days, including through the exercise of any option, warrant or right, the conversion of a security, or other arrangement, or if securities are held by a member of the family, through corporations or partnerships, or otherwise in a manner that would allow a person to direct or control the voting of the securities (or share in such direction or control — as, for example, a co-trustee) they should be included as being "beneficially owned." You should include an explanation of these circumstances in a footnote to the "Number of and Class of Securities Now Held." To calculate outstanding voting equity securities, assume all outstanding options are exercised and all outstanding convertible securities converted.

BUSINESS AND ANTICIPATED BUSINESS PLAN

7. Describe in detail the business of the issuer and the anticipated business plan of the issuer.

For a description of our business and our business plan, please refer to the attached Appendix A, Business Description & Plan

INSTRUCTION TO QUESTION 7: Wefunder will provide your company's Wefunder profile as an appendix (Appendix A) to the Form C in PDF format. The submission will include all Q&A items and "read more" links in an un-collapsed format. All videos will be transcribed.

This means that any information provided in your Wefunder profile will be provided to the SEC in response to this question. As a result, your company will be potentially liable for misstatements and omissions in your profile under the Securities Act of 1933, which requires you to provide material information related to your business and anticipated business plan. ***Please review your Wefunder profile carefully to ensure it provides all material information, is not false or misleading, and does not omit any information that would cause the information included to be false or misleading.***

RISK FACTORS

A crowdfunding investment involves risk. You should not invest any funds in this offering unless you can afford to lose your entire investment.

In making an investment decision, investors must rely on their own examination of the issuer and the terms of the offering, including the merits and risks involved. These securities have not been recommended or approved by any federal or state securities commission or regulatory authority. Furthermore, these authorities have not passed upon the accuracy or adequacy of this document.

The U.S. Securities and Exchange Commission does not pass upon the merits of any securities offered or the terms of the offering, nor does it pass upon the accuracy or completeness of any offering document or literature.

These securities are offered under an exemption from registration; however, the U.S. Securities and Exchange Commission has not made an independent determination that these securities are exempt from registration.

8. Discuss the material factors that make an investment in the issuer speculative or risky:

> 1. Economic/Market Risks - Although the nightlife industry has been on a steady rise over time, it is susceptible to broader changes in the macro-economic environment. Because nightlife is often associated with the luxury and discretionary spend category, significant declines to the domestic/global economic health could reduce demand for nightlife spend.
>
> 2. Competitor Risk - There is a risk that larger reservation platforms such as OpenTable or Priceline could enter into our space. (We believe they are more likely to acquire into this space rather than start from scratch, but its a possibility) Furthermore, Discotech competes with other start ups that are also competing to disrupt the nightlife space.
>
> 3. Talent Risk - A key assumption to our growth is the ability to hire and bring on talent that will help us improve our product, operations, and marketing. Finding the right employee fit for Discotech takes time, and a delay in the recruitment process could hinder our growth.
>
> 4. Privacy Risk - Discotech stores customer data on our servers. While we treat this data with the utmost importance and take measures to safeguard this data, there exists risk of data breach / hacking that presents itself as a risk to our business.

INSTRUCTION TO QUESTION 8: Avoid generalized statements and include only those factors that are unique to the issuer. Discussion should be tailored to the issuer's business and the offering and should not repeat the factors addressed in the legends set forth above. No specific number of risk factors is required to be identified.

The Offering

USE OF FUNDS

9. What is the purpose of this offering?

The purpose of this offering is to raise funds for our general business operations, as described in the "use of proceeds" section below.

10. How does the issuer intend to use the proceeds of this offering?

If we raise: **$100,000**

Use of Proceeds:
1. Hire full-time software developer to support our development of web application and new features for the app.

If we raise: **$250,000**

Use of Proceeds:
1. Hire 2 full-time software developers
1. Hire 1 full time operations / business development employee

---

If we raise: **$400,000**

Use of Proceeds:
1. Hire two full time software developers
2. Hire 2 full time operations / business development employee
3. $100K Customer Acquisition and Marketing Spend

If we raise: **$600,000**

Use of Proceeds:
1. Hire two full time software developers
2. Hire 2 full time operations / business development employee
3. Light Customer Acquisition and Marketing Spend
4. $60K salary per founder

If we raise: **$1,000,000**

Use of Proceeds:
1. Hire 3 full-time software developers.
2. Hire 2 full time operations/business-development employees.
3. $60K salary per founder
4. $400K Customer Acquisition and Marketing Spend

INSTRUCTION TO QUESTION 10: An issuer must provide a reasonably detailed description of any intended use of proceeds, such that investors are provided with an adequate amount of information to understand how the offering proceeds will be used. If an issuer has identified a range of possible uses, the issuer should identify and describe each probable use and the factors the issuer may consider in allocating proceeds among the potential uses. If the issuer will accept proceeds in excess of the target offering amount, the issuer must describe the purpose, method for allocating oversubscriptions, and intended use of the excess proceeds with similar specificity. Please include all potential uses of the proceeds of the offering, including any that may apply only in the case of oversubcriptions. If you do not do so, you may later be required to amend your Form C. Wefunder is not responsible for any failure by you to describe a potential use of offering proceeds.

DELIVERY & CANCELLATIONS

11. How will the issuer complete the transaction and deliver securities to the investors?

The following describes the process to invest in the Company, including how the Company will complete an Investor's transaction and deliver securities to the investor.

1. Investor Commitment. The Investor will submit, through Wefunder Portal, a requested investment amount. When doing so, the Investor will also execute an investment contract with the Company ("Investment Agreement"), using the Investor's electronic signature.
2. Acceptance of the Investment. If the Investor Agreement is complete, the Investor will typically be automatically accepted for an investment in the Company within a few minutes. At this point, the Investor will be emailed a pdf version of the Investment Agreement signed by the Investor and the Company, as well as a confirmation of the commitment. This information will also be available on the Investor's "My Investments" screen on the wefunder.com website.
3. Investor Transfer of Funds. Upon receiving confirmation that an investment has been accepted, the Investor will be responsible for transferring funds from a source that is accepted by Wefunder Portal into an escrow account held with a third party bank on behalf of issuers offering securities through Wefunder Portal.
4. Progress of the Offering. The Investor will receive periodic email updates on the progress of the offering, including total amounts raised at any given time, and will be notified by email and through the "My Investments" screen when the target offering amount is met.
5. Closing: Original Deadline. Unless we meet the target offering amount early, Investor funds will be transferred from the escrow account to the Company on the deadline date identified in the Cover Page to this Form C and the Company's Wefunder Portal Profile.
6. Early Closings. If the target offering amount is met prior to the original deadline date, we may close the offering earlier, but no less than 21 days after the date on which information about the Company, including this Form C, is posted on our Wefunder Portal Profile. We will reschedule the offering deadline, and at least five days prior to the new deadline, investors will receive notice of it by email and through the "My Investments" screen. At the time of the new deadline, your funds will be transferred to the Company from the escrow account, provided that the target offering amount is still met after any cancellations.
7. Book Entry. All investments will be in book entry form. This means that the Investor will not receive a certificate representing his or her investment. Each investment will be recorded in our books and records and will be recorded in each Investors' "My Investments" screen. The Investor will also be emailed the Investment Agreement again. The Investment Agreement will also be available on the "My Investments" screen.

12. How can an investor cancel an investment commitment?

NOTE: Investors may cancel an investment commitment until 48 hours prior to the deadline identified in these offering materials.

The intermediary will notify investors when the target offering amount has been met. If the issuer reaches the target offering amount prior to the deadline identified in the offering materials, it may close the offering early if it provides notice about the new offering deadline at least five business days prior to such new offering deadline (absent a material change that would require an extension of the offering and reconfirmation of the investment commitment).

If an investor does not cancel an investment commitment before the 48-hour period prior to the offering deadline, the funds will be released to the issuer upon closing of the offering and the investor will receive securities in exchange for his or her investment.

If an investor does not reconfirm his or her investment commitment after a material change is made to the offering, the investor's investment commitment will be cancelled and the committed funds will be returned.

An Investor's right to cancel. An Investor may cancel his or her investment commitment at any time until 48 hours prior to the offering deadline.

If there is a material change to the terms of the offering or the information provided to the Investor about the offering and/or the Company, the Investor will be provided notice of the change and must re-confirm his or her investment commitment within five business days of receipt of the notice. If the Investor does not reconfirm, he or she will receive notifications disclosing that the commitment was cancelled, the reason for the cancellation, and the refund amount that the investor is required to receive. If a material change occurs within five business days of the maximum number of days the offering is to remain open, the offering will be extended to allow for a period of five business days for the investor to reconfirm.

If the Investor cancels his or her investment commitment during the period when cancellation is permissible, or does not reconfirm a commitment in the case of a material change to the investment, or the offering does not close, all of the Investor's funds will be returned within five business days.

Within five business days of cancellation of an offering by the Company, the Company will give each investor notification of the cancellation, disclose the reason for the cancellation, identify the refund amount the Investor will receive, and refund the Investor's funds.

The Company's right to cancel. The Investment Agreement you will execute with us provides the Company the right to cancel for any reason before the offering deadline.

If the sum of the investment commitments from all investors does not equal or exceed the target offering amount at the time of the offering deadline, no securities will be sold in the offering, investment commitments will be cancelled and committed funds will be returned.

In addition, we may cap at 480 the total number of investors who will be allowed to invest through the offering that are not "accredited investors," as defined in Rule 501(a) of Regulation D under the Securities Act of 1933. In the event that more than 480 non-accredited investors are initially accepted into an offering in step (2) described in Question 11, the Company may cancel investments based on the order in which payments by Investors were received, or other criteria at the discretion of the Company, before the offering deadline.

Ownership and Capital Structure

THE OFFERING

13. Describe the terms of the securities being offered.

To view a copy of the SAFE you will purchase, please see Appendix B, Investor Contracts. The main terms of the SAFEs are provided below.

The SAFEs. We are offering securities in the form of a Simple Agreement for Future Equity ("SAFE"), which provides Investors the right to **preferred stock** in the Company ("**Preferred Stock**"), when and if the Company sponsors an equity offering that involves **Preferred Stock**, on the standard terms offered to other Investors.

Conversion to Preferred Equity. Based on our SAFEs, when we engage in an offering of equity interests involving **Preferred Stock**, **Investors will receive a number of shares of Preferred Stock** calculated using the method that results in the greater number of **Preferred Stock**:

- (i) the amount invested by the Investor divided by the result of (a) the price of **Preferred Stock** issued to new Investors multiplied by (b) the **discount rate** (80%) , or
- (ii) if the valuation for the company is more than **$6 million** (the "Valuation Cap"), the amount invested by the Investor divided by the quotient of (a) the Valuation Cap (**$6 million**) divided by (b) the total amount of the Company's capitalization at that time.

The first $100,000 of investment in this offering will be entitled to a Valuation Cap of $5 million.

Additional Terms of the Valuation Cap. For purposes of option (ii) above, the Company's capitalization will be measured as all **shares of stock** outstanding at the time, not including any SAFEs or convertible notes, plus any **common stock** reserved and available for future grant under any equity incentive or similar plan of the Company or to be created or increased in connection with our equity offering at that time.

Investors who receive shares subject to the Valuation Cap will receive a per share liquidation preference and conversion price designed to provide protection against the price of the **Preferred Stock** being diluted to a value below the price per share at the time they receive **Preferred Stock**. This dilution would mainly occur due to the issuance of additional stock by the Company.

Investors who receive **Preferred Stock** subject to the Valuation Cap will also receive dividend rights.

Voting Rights. Investors who invest less than **$25,000** in the SAFEs will have no voting rights, including after they receive **Preferred Stock**. Instead, the Company's CEO will be provided a proxy to vote on the Investor's behalf.

Investors investing at least **$25,000** have standard voting rights in the Company once they receive **Preferred Stock**, if they are also "accredited investors" as defined in Regulation D under the Securities Act of 1933.

Private Sales for Major Investors. **Investors who invest at least $25,000 and are "accredited investors" will receive the right to purchase a pro-rata share of privately placed securities occurring after an equity offering covered by the SAFEs.**

Execution. Investors who invest less than **$25,000** will typically not execute transaction documents in order to receive Preferred Stock at the time of an applicable equity offering. Instead, a "Designated Lead Investor" will execute the documents for them, provided that the documents are consistent with the **Preferred Stock** received by new investors in the Company, modified, if applicable, based on the terms of the SAFE.

Liquidity Events. If the Company has an initial public offering or is acquired by, merged with, or otherwise taken over by another company or new owners prior to Investors in the SAFEs receiving **Preferred Stock**, Investors will receive, at their option, either

- (i) cash in the amount of their investment or
- (ii) shares of **common stock** equal to the amount invested by the Investor in the SAFEs divided by the quotient of (a) the Valuation Cap (**$6 million**) divided by (b) the number of outstanding shares of the Company's **common stock and Preferred Stock** , but excluding any shares of **common stock** reserved and available for future grant under any equity incentive or grant, SAFEs, and/or convertible promissory notes.

If there is not enough cash available to pay other holders of Preferred Stock and SAFE Investors who choose option (i), funds will be distributed first to other holders of **Preferred Stock** and then holders of the SAFEs on a pro-rata basis. Any remaining amounts will be paid in **common stock**. In this scenario, the amounts payable to SAFE Investors may be reduced under certain circumstances, such that Investors may not recoup part or all of their investment from the Company.

Termination of the Company. If the Company ceases operations, liquidates, dissolves, winds up or has its assets assigned to creditors prior to an issuance of securities involving **Preferred Stock**, the Company will pay first the other holders of existing **Preferred Stock**, based on the terms of the Company's certificate of incorporation, and then holders of the SAFEs. These payments will occur before any distributions to holders of common stock. If there are not sufficient Company assets to pay holders of the SAFEs the amount of their investments, as determined by the Company's board of directors, payments will be made on a pro-rata basis. In this case, Investors may not recoup part or all of their investment from the Company.

Repurchases. The SAFEs may be repurchased for their fair market value at any time. Fair value will be determined by an independent appraiser chosen by the Company. If, within three months after a repurchase, the Company offers equity that includes **Preferred Stock**, and the value received by Investors was less than the value of the shares they would have received in the equity offering, the Company will pay Investors the difference.

14. Do the securities offered have voting rights?

☐ Yes
☑ No

15. Are there any limitations on any voting or other rights identified above?

☑ Yes: No Voting Rights
☐ No

16. How may the terms of the securities being offered be modified?

Investors in SAFEs do not have voting rights (unless they invest over **$25,000** and are accredited investors) and cannot modify the terms of the SAFEs. Investors in the Company's other securities or investors in SAFEs that invest over **$25,000** and are accredited investors do have voting rights and may be able to modify the terms of the SAFEs.

The SAFE may be amended only upon the written consent of the Company and either (i) the "Designated Lead Investor" or (ii) the holders of a majority of interest. However, the Valuation Cap may not be amended by the Designated Lead Investor, and may only be amended upon the written consent of the Company and the holders of a majority of interest.

RESTRICTIONS ON TRANSFER OF THE SECURITIES BEING OFFERED:

The securities being offered may not be transferred by any purchaser of such securities during the oneyear period beginning when the securities were issued, unless such securities are transferred:

1. to the issuer;
2. to an accredited investor;
3. as part of an offering registered with the U.S. Securities and Exchange Commission; or
4. to a member of the family of the purchaser or the equivalent, to a trust controlled by the purchaser, to a trust created for the benefit of a member of the family of the purchaser or the equivalent, or in connection with the death or divorce of the purchaser or other similar circumstance.

NOTE: The term "accredited investor" means any person who comes within any of the categories set forth in Rule 501(a) of Regulation D, or who the seller reasonably believes comes within any of such categories, at the time of the sale of the securities to that person.

The term "member of the family of the purchaser or the equivalent" includes a child, stepchild, grandchild, parent, stepparent, grandparent, spouse or spousal equivalent, sibling, mother-in-law, father-in-law, son-in-law, daughter-in-law, brother-in-law, or sister-in-law of the purchaser, and includes adoptive relationships. The term "spousal equivalent" means a cohabitant occupying a relationship generally equivalent to that of a spouse.

DESCRIPTION OF ISSUER'S SECURITIES

17. What other securities or classes of securities of the issuer are outstanding? Describe the material terms of any other outstanding securities or classes of securities of the issuer.

Class of Security	Securities (or Amount) Authorized	Securities (or Amount) Outstanding	Voting Rights	Other Rights
Preferred Stock (list each class in order of preference):			Yes	No
Common Stock	13,255,112	13,255,112	Yes	No
Debt Securities				No
Other				No

Class of Security	Securities Reserved for Issuance upon Exercise or Conversion
Warrants:	0
Options:	0
Other Rights:	0

Describe any other rights:

18. How may the rights of the securities being offered be materially limited, diluted or qualified by the rights of any other class of security identified above?

Because the Investor holds no voting rights, the holders of a majority-in-interest of voting rights in the Company could limit the Investor's rights in a material way. For example, those interest holders could vote to change the terms of the agreements governing the Company's operations or cause the Company to engage in additional offerings (including potentially a public offering).

These changes could result in further limitations on the voting rights the Investor will have as an owner of equity in the Company, for example by diluting those rights or limiting them to certain types of events or consents.

To the extent applicable, in cases where the rights of holders of convertible debt, SAFES, or other outstanding options or warrants are exercised, or if new awards are granted under our equity compensation plans, an Investor's interests in the Company may be diluted. This means that the pro-rata portion of the Company represented by the Investor's securities will decrease, which could also diminish the Investor's voting and/or economic rights. In addition, as discussed above, if a majority-in-interest of holders of securities with voting rights cause the Company to issue additional equity, an Investor's interest will typically also be diluted.

Based on the risk that an Investor's rights could be limited, diluted or otherwise qualified, the Investor could lose all or part of his or her investment in the securities in this offering, and may never see positive returns.

Additional risks related to the rights of other security holders are discussed below, in Question 20.

19. Are there any differences not reflected above between the securities being offered and each other class of security of the issuer?

No

20. How could the exercise of rights held by the principal shareholders identified in Question 6 above affect the purchasers of the securities being offered?

As holders of a majority-in-interest of voting rights in the Company, **the shareholders** may make decisions with which the Investor disagrees, or that negatively affect the value of the Investor's securities in the Company, and the Investor will have no recourse to change these decisions. The Investor's interests may conflict with those of other investors, and there is no guarantee that the Company will develop in a way that is optimal for or advantageous to the Investor.

For example, **the shareholders** may change the terms of the operating agreement for the company, change the terms of securities issued by the Company, change the management of the Company, and even force out minority holders of securities. **The shareholders** may make changes that affect the tax treatment of the Company in ways that are unfavorable to you but favorable to them. They may also vote to engage in new offerings and/or to register certain of the Company's securities in a way that negatively affects the value of the securities the Investor owns. Other holders of securities of the Company may also have access to more information than the Investor, leaving the Investor at a disadvantage with respect to any decisions regarding the securities he or she owns.

The shareholders have the right to redeem their securities at any time. **Shareholders** could decide to force the Company to redeem their **securities** at a time that is not favorable to the Investor and is damaging to the Company. Investors' exit may affect the value of the Company and/or its viability.

In cases where the rights of holders of convertible debt, SAFES, or other outstanding options or warrants are exercised, or if new awards are granted under our equity compensation plans, an Investor's interests in the Company may be diluted. This means that the pro-rata portion of the Company represented by the Investor's securities will decrease, which could also diminish the Investor's voting and/or economic rights. In addition, as discussed above, if a majority-in-interest of holders of securities with voting rights cause the Company to issue additional stock, an Investor's interest will typically also be diluted.

Based on the risks described above, the Investor could lose all or part of his or her investment in the securities in this offering, and may never see positive returns.

21. How are the securities being offered being valued? Include examples of methods for how such securities may be valued by the issuer in the future, including during subsequent corporate actions.

The initial amount invested in a SAFE is determined by the investor, and we do not guarantee that the SAFE will be converted into any particular number of **shares of Preferred Stock**. As discussed in Question 13, when we engage in an offering of equity interests involving **Preferred Stock**, Investors may receive a number of shares of **Preferred Stock** calculated as either (i) the total value of the Investor's investment, divided by the price of the **Preferred Stock** being issued to new Investors, or (ii) if the valuation for the company is more than **$6 million**, the amount invested divided by the quotient of (a) the Valuation Cap (**$6 million**) divided by (b) the total amount of the Company's capitalization at that time.

Because there will likely be no public market for our securities prior to an initial public offering or similar liquidity event, the price of the **Preferred Stock** that Investors will receive, and/or the total value of the Company's capitalization, will be determined by our **board of directors**. Among the factors we may consider in determining the price of **Preferred Stock** are prevailing market conditions, our financial information, market valuations of other companies that we believe to be comparable to us, estimates of our business potential, the present state of our development and other factors deemed relevant.

In the future, we will perform valuations of our **stock (including both common stock and Preferred Stock)** that take into account, as applicable, factors such as the following:

- unrelated third party valuations;
- the price at which we sell other securities in light of the relative rights, preferences and privileges of those securities;
- our results of operations, financial position and capital resources;
- current business conditions and projections;
- the marketability or lack thereof of the securities;
- the hiring of key personnel and the experience of our management;
- the introduction of new products;
- the risk inherent in the development and expansion of our products;
- our stage of development and material risks related to our business;
- the likelihood of achieving a liquidity event, such as an initial public offering or a sale of our company given the prevailing market conditions and the nature and history of our business;
- industry trends and competitive environment;
- trends in consumer spending, including consumer confidence;
- overall economic indicators, including gross domestic product, employment, inflation and interest rates; and
- the general economic outlook.

We will analyze factors such as those described above using a combination of financial and market-based methodologies to determine our business enterprise value. For example, we may use methodologies that assume that businesses operating in the same industry will share similar characteristics and that the Company's value will correlate to those characteristics, and/or methodologies that compare transactions in similar securities issued by us that were conducted in the market.

22. What are the risks to purchasers of the securities relating to minority ownership in the issuer?

An Investor in the Company will likely hold a minority position in the Company, and thus be limited as to its ability to control or influence the governance and operations of the Company.

The marketability and value of the Investor's interest in the Company will depend upon many factors outside the control of the Investor. The Company will be managed by its officers and be governed in accordance with the strategic direction and decision-making of its Board Of Directors, and the Investor will have no independent right to name or remove an officer or member of the Board Of Directors of the Company.

Following the Investor's investment in the Company, the Company may sell interests to additional investors, which will dilute the percentage interest of the Investor in the Company. The Investor may have the opportunity to increase its investment in the Company in such a transaction, but such opportunity cannot be assured.

The amount of additional financing needed by the Company, if any, will depend upon the maturity and objectives of the Company. The declining of an opportunity or the inability of the Investor to make a follow-on investment, or the lack of an opportunity to make such a follow-on investment, may result in substantial dilution of the Investor's interest in the Company.

23. What are the risks to purchasers associated with corporate actions, including additional issuances of securities, issuer repurchases of securities, a sale of the issuer or of assets of the issuer or transactions with related parties?

Additional issuances of securities. Following the Investor's investment in the Company, the Company may sell interests to additional investors, which will dilute the percentage interest of the Investor in the Company. The Investor may have the opportunity to increase its investment in the Company in such a transaction, but such opportunity cannot be assured. The amount of additional financing needed by the Company, if any, will depend upon the maturity and objectives of the Company. The declining of an opportunity or the inability of the Investor to make a follow-on investment, or the lack of an opportunity to make such a follow-on investment, may result in substantial dilution of the Investor's interest in the Company.

Issuer repurchases of securities. The Company may have authority to repurchase its securities from shareholders, which may serve to decrease any liquidity in the market for such securities, decrease the percentage interests held by other similarly situated investors to the Investor, and create pressure on the Investor to sell its securities to the Company concurrently.

A sale of the issuer or of assets of the issuer. As a minority owner of the Company, the Investor will have limited or no ability to influence a potential sale of the Company or a substantial portion of its assets. Thus, the Investor will rely upon the executive management of the Company and the Board of Directors of the Company to manage the Company so as to maximize value for shareholders. Accordingly, the success of the Investor's investment in the Company will depend in large part upon the skill and expertise of the executive management of the Company and the Board of Directors of the Company. If the Board Of Directors of the Company authorizes a sale of all or a part of the Company, or a disposition of a substantial portion of the Company's assets, there can be no guarantee that the value received by the Investor, together with the fair market estimate of the value remaining in the Company, will be equal to or exceed the value of the Investor's initial investment in the Company.

Transactions with related parties. The Investor should be aware that there will be occasions when the Company may encounter potential conflicts of interest in its operations. On any issue involving conflicts of interest, the executive management and Board of Directors of the Company will be guided by their good faith judgement as to the Company's best interests. The Company may engage in transactions with affiliates, subsidiaries or other related parties, which may be on terms which are not arm's-length, but will be in all cases consistent with the duties of the management of the Company to its shareholders. By acquiring an interest in the Company, the Investor will be deemed to have acknowledged the existence of any such actual or potential conflicts of interest and to have waived any claim with respect to any liability arising from the existence of any such conflict of interest.

24. Describe the material terms of any indebtedness of the issuer:

Discotech has $35,000 in outstanding convertible notes that were issued in 2016 to 3 individual angel investors. (We switched to SAFE notes shortly after these notes came in)

Key terms to the convertible note include:
- $5M valuation cap
- November 15th, 2017 maturity date.
- 4% simple interest rate

Discotech has no other long term debt or outstanding loans.

INSTRUCTION TO QUESTION 24: name the creditor, amount owed, interest rate, maturity date, and any other material terms.

25. What other exempt offerings has the issuer conducted within the past three years?

Offering Date	Exemption	Security Type	Amount Sold	Use of Proceeds
2/2014	Regulation D, Rule 506(b)	Convertible Note	$400,000	General operations
7/2016	Regulation D, Rule 506(b)	Convertible Note	$35,000	General operations
8/2016	Regulation D, Rule 506(b)	SAFE	$45,000	General operations

26. Was or is the issuer or any entities controlled by or under common control with the issuer a party to any transaction since the beginning of the issuer's last fiscal year, or any currently proposed transaction, where the amount involved exceeds five percent of the aggregate amount of capital raised by the issuer in reliance on Section 4(a)(6) of the Securities Act during the preceding 12-month period, including the amount the issuer seeks to raise in the current offering, in which any of the following persons had or is to have a direct or indirect material interest:

1. any director or officer of the issuer;
2. any person who is, as of the most recent practicable date, the beneficial owner of 20 percent or more of the issuer's outstanding voting equity securities, calculated on the basis of voting power;
3. if the issuer was incorporated or organized within the past three years, any promoter of the issuer;
4. or (4) any immediate family member of any of the foregoing persons.

☐ Yes
☑ No

INSTRUCTIONS TO QUESTION 26: The term transaction includes, but is not limited to, any financial transaction, arrangement or relationship (including any indebtedness or guarantee of indebtedness) or any series of similar transactions, arrangements or relationships.

Beneficial ownership for purposes of paragraph (2) shall be determined as of a date that is no more than 120 days prior to the date of filing of this offering statement and using the same calculation described in Question 6 of this Question and Answer format.

The term "member of the family" includes any child, stepchild, grandchild, parent, stepparent, grandparent, spouse or spousal equivalent, sibling, mother-in-law, father-in-law, son-in-law, daughter-in-law, brother-in-law, or sister-in-law of the person, and includes adoptive relationships. The term "spousal equivalent" means a cohabitant occupying a relationship generally equivalent to that of a spouse.

Compute the amount of a related party's interest in any transaction without regard to the amount of the profit or loss involved in the transaction. Where it is not practicable to state the approximate amount of the interest, disclose the approximate amount involved in the transaction.

FINANCIAL CONDITION OF THE ISSUER

27. Does the issuer have an operating history?

☑ Yes
☐ No

28. Describe the financial condition of the issuer, including, to the extent material, liquidity, capital resources and historical results of operations.

Discotech Inc develops and distributes the mobile application, Discotech. Discotech is a free to download application on iOS and Android platforms that allows users to browse events, reserve tables, purchase tickets, and sign up for VIP guest lists at nightlife venues in different cities. Discotech is currently partnered with over 130 nightlife venues in Los Angeles, Las Vegas, Miami, San Diego, Orange County, San Francisco, and New York. We make it more efficient and transparent for our customers to make plans and enjoy a night out.

Our company generates revenue from commissions we earn on table reservations, ticket sales, and guest list traffic that are sourced or transacted on our mobile application. In 2016, commissions from table reservations has comprised 76% of our company's net revenue. Guest list and ticket sales comprise 19% and 5% of our total net revenue respectively. In 2016 to date, we have generated approximately $153,000+ in net revenue off $1,350,000+ in gross merchandise volume.

Our table reservation feature generates between a 10% and 20% commission on the gross spend of our end customers depending on the nightlife venue that we are partnered with. When a customer reserves a table on Discotech, we book the table on behalf of our customer with the nightlife venue, and then we follow up by providing confirmation and instructions to the customer. The customer ultimately checks in at the venue under their name, and pays for the table at the venue. (You can think of this service as "OpenTable for Nightlife") For payment, Discotech receives commission from our venue partners based on a percentage of our customer's gross spend. For ticket sales, Discotech handles the transaction directly on the platform. We sell tickets at face value + service fee to our end customers, who receive a digital ticket and QR code which they can use at the door to gain admission to the event. Discotech returns the face value portion of the ticket back to our club partners, and keeps the service fee as our commission for the transaction. Our ticket prices are always less than or equal to the price of tickets that are available directly on a nightlife venue's own website. Lastly, for guest list admission, we allow customers to add their names to a club or lounge's VIP guest list. At the venue, our customers can check in with their first and last name to receive free or discounted admission to the event. For generating this foot traffic, our venue partners pay us between a $3-$5 commission for every guest that checks in via our guest list.

Our team originally founded Discotech in March of 2013 to disrupt the bottle service reservation process. We launched our product on iOS in December or 2013 and started to acquire users and generate revenue shortly thereafter. Despite having some initial traction, we were unsatisfied with our rate of growth in 2014, and so we "pivoted" to add VIP guest list sign ups in the Fall of 2014, and then we added pre-sale ticketing in March of 2015. After we launched these 2 new features, we started to see our organic growth and overall traffic pick up in a meaningful way. The last few months in 2016 have all had very exciting milestones for us:

- March 2016 - Financial breakeven month

- April 2016 - Discotech surpassed 50K total registered users

- May 2016 - First month where we surpassed over $300K in monthly GMV (Over $30K in net revenue)

- June 2016 - First time we had over 5,000 new user sign ups in a single month

Overall, we are seeing strong momentum and growth in 2016. All of our key performance metrics have been trending consistently upwards, and as mentioned, we hit a major milestone when we reached breakeven in March of 2016. Below are some of the key trends that we are tracking:

- Monthly Gross Merchandise Volume (GMV) grew 190% from December 2015 to June 2016. ($119K to $286K in 12/15 and 6/16 respectively)

- Monthly net revenue grew 184% from $11K in December 2015 to $31.5K in June 2016

- Our EBIT went from negative to positive this year. (Grew from -$2.2K in January 2016 to +$17.5K in June 2016)

- New User Registrations per month grew 138% YoY from December 2015 to June 2016. (2.1K vs. 5.0K)

- Monthly active users grew 95% from December 2015 to June 2016 (8.2K vs. 15.9K)

- Total registered users are up 57% between December 2015 to June 2016 (38.8K vs. 61.0K)

- Unique monthly website visitors up 170% from December 2016 to June 2016. (13.2K vs 35.8K)

In the immediate future, we expect to see continued growth through the summer season. We expect to see our performance slow in the Winter of 2017, before expanding significantly in the Spring of 2017. (We have seen this pattern in the previous two years we have been in business) In addition to the strong organic growth that has been gaining momentum month over month, we believe that a future catalyst to our growth will be the launch of our web app product. Currently, our website is purely a lead generation platform to our Discotech mobile app. Visitors to our website are unable to create accounts, reserve tables, or make transactions on the website. To date, we are seeing over 2x as many unique visitors to our website compared to our mobile app. We believe the launch of our web app will result in a step function increase to all of our key performance metrics. Through the next 2-4 years, the management team forecasts continued YoY growth as we expand our app to new cities domestically and internationally. We also believe that new feature releases will be a source of continued growth and monetization. While the team is relentlessly focused on growing the business, our ultimate goal is to sell the company to a strategic buyer when the timing and opportunity are right.

The following trends or uncertainties could affect our financial condition, including the liquidity, cash flow and capital resources described below:

- Economic downturn - Discotech, along with the nightlife industry, are susceptible to changes in discretionary spending and broader macro-economic shifts.

- Competition - Although the industry does not currently have any strong technological players, we could see this shift over time. Additionally, it is possible that a larger player from an adjacent market (such as OpenTable or Priceline) may enter into our space. While we think that these players are more likely to acquire players, there exists a non-zero chance that they decide to enter the space organically.

- Legislative Changes - Any legal changes surrounding alcohol consumption or nightlife regulation has the potential to negatively impact our business.

- Talent/HR - any significant changes to our management team or developer team would have a significant impact on the productivity of our business.

Discotech currently has $172K in cash, $21K in accounts receivables, and $2K in current liabilities. The Company's networking capital is $191K. We are not currently burning cash on a monthly basis as our gross profit surpasses our expenses. We do not enter into investments for trading or speculative purposes. Our policy is to invest any cash in excess of our immediate requirements in investments designed to preserve capital and provide liquidity. Accordingly, our cash and cash equivalents are invested primarily in demand deposit accounts, certificates of deposit and money market funds that are currently providing only a minimal return.

We anticipate using our available cash and the proceeds of this offering to expand our team and to invest in user-acquisition. Our most pressing hiring needs are for software developers and full time customer service/business development employees. Additional cash in the war chest will be used to acquire additional users via digital marketing, promotions, and SEO improvements. Discotech has a very disciplined and bottom-line focused management team, and we do not anticipate running our business with a burn rate which would put our company at risk of running out of cash. Although the proceeds of this offering are not necessary to the viability of our business (we are already profitable), it will be integral for: 1) Developing a functional web app, 2) Developing new features to our mobile application, and 3) Expanding to new geographies. We believe that building a new product line, improving our existing technology, and expanding to new cities will result in significant growth to all of our key metrics. Ultimately, we believe that this investment will have a positive ROI in the form of greater positive cash flows, and a boost to our multiplier when we exit the business.

Our cash held as of July 25, 2016 is 84% greater than cash held as of the same date in 2015. This increase resulted primarily from new investments (new convertible notes and SAFE notes issued) and improvements to our business operations in 2016. We saw our cash position decline between July 2015 through February of 2016 since we had not yet achieved cash flow break even.

Cash flow from the Company's operating activities are derived from net income/losses and changes to our accounts receivables.

Net cash provided by operating activities was -$133,433 for the year ended 2015, which was driven by a net operating loss of -$104,910 and a $28,523 increase in accounts receivable.

Net cash provided by operating activities was -$121,096 for the year ended 2014, which was driven by a net operating loss of -$117,623 and a $3,473 increase in accounts receivable.

We have financed our operations over the past few years through convertible notes that we issued in 2013 and 2014 to the sum of $405,000. In March of 2016, our business operations became profitable, so we are also funding Discotech now through the cash flow that is being generated by our core business. Discotech does not currently use, and has never used a revolving loan facility or bank loan - we do not have any long term debt.

Operationally, our total net revenue increased by $81K, or 227%, from 2014 to $117K in the year ended 2015. This increase was primarily driven by an increased customer install base, which increased by 160% from the prior year (14,892 at year end 2014 to 38,780 at year end in 2015). We have enjoyed our fastest growth in 2016. We have generated over $60K in net revenue in the months of May and June combined, and we are expecting to drive $40K in the month of July.

Our overall direct costs of revenue increased by $9K, or 114% from the prior year to $16K in the year ended 2015. This was largely driven by an increase in ticket revenues, which grew 137% from $8.2K in 2014 to $19.6K in 2016. Ticket sales are the only revenue stream that have a direct cost of revenue associated with it. (Table revenue and guest list revenue are purely commission based, so no direct costs are associated with these transactions)

We expect these trends to continue in the current fiscal year and in the coming few fiscal years. The key driver to our growth stems from the number of new users that we are able to onboard onto Discotech. In 2016, we have seen our new downloads skyrocket through word of mouth and other organic channels. As our user base continues to grow, the virality of our product grows alongside it as there are now more people to share the app with new potential customers. Furthermore, Discotech is constantly investing in our product and developing new features that will improve our customer experience. We believe that this will result in greater virality of our product, higher engagement rates, and greater monetization over time. As mentioned before, we believe that the launch of our web app product will be a significant boost to our business as it will allow us to target customers who are not looking to download a new app to book a night out. Over the past few years, we have demonstrated that there is a clear need for our product in the nightlife industry, that our customers love Discotech and are actively sharing it with their friends, and that we can generate revenue in a profitable manner. I believe that our team will drive consistent growth into the future, and additional capital will allow us to make smart investments that will supercharge our business.

INSTRUCTIONS TO QUESTION 28: The discussion must cover each year for which financial statements are provided. For issuers with no prior operating history, the discussion should focus on financial milestones and operational, liquidity and other challenges. For issuers with an operating history, the discussion should focus on whether historical results and cash flows are representative of what investors should expect in the future. Take into account the proceeds of the offering and any other known or pending sources of capital. Discuss how the proceeds from the offering will affect liquidity, whether receiving these funds and any other additional funds is necessary to the viability of the business, and how quickly the issuer anticipates using its available cash. Describe the other available sources of capital to the business, such as lines of credit or required contributions by shareholders. References to the issuer in this Question 28 and these instructions refer to the issuer and its predecessors, if any.

FINANCIAL INFORMATION

29. Include financial statements covering the two most recently completed fiscal years or the period(s) since inception, if shorter:

Refer to Appendix C, Financial Statements

STAKEHOLDER ELIGIBILITY

30. With respect to the issuer, any predecessor of the issuer, any affiliated issuer, any director, officer, general partner or managing member of the issuer, any beneficial owner of 20 percent or more of the issuer's outstanding voting equity securities, any promoter connected with the issuer in any capacity at the time of such sale, any person that has been or will be paid (directly or indirectly) remuneration for solicitation of purchasers in connection with such sale of securities, or any general partner, director, officer or managing member of any such solicitor, prior to May 16, 2016:

(1) Has any such person been convicted, within 10 years (or five years, in the case of issuers, their predecessors and affiliated issuers) before the filing of this offering statement, of any felony or misdemeanor:

- i. in connection with the purchase or sale of any security? ☐ Yes ☑ No
- ii. involving the making of any false filing with the Commission? ☐ Yes ☑ No
- iii. arising out of the conduct of the business of an underwriter, broker, dealer, municipal securities dealer, investment adviser, funding portal or paid solicitor of purchasers of securities? ☐ Yes ☑ No

(2) Is any such person subject to any order, judgment or decree of any court of competent jurisdiction, entered within five years before the filing of the information required by Section 4A(b) of the Securities Act that, at the time of filing of this offering statement, restrains or enjoins such person from engaging or continuing to engage in any conduct or practice:

i. in connection with the purchase or sale of any security? ☐ Yes ☑ No

ii. involving the making of any false filing with the Commission? ☐ Yes ☑ No

iii. arising out of the conduct of the business of an underwriter, broker, dealer, municipal securities dealer, investment adviser, funding portal or paid solicitor of purchasers of securities? ☐ Yes ☑ No

(3) Is any such person subject to a final order of a state securities commission (or an agency or officer of a state performing like functions); a state authority that supervises or examines banks, savings associations or credit unions; a state insurance commission (or an agency or officer of a state performing like functions); an appropriate federal banking agency; the U.S. Commodity Futures Trading Commission; or the National Credit Union Administration that:

i. at the time of the filing of this offering statement bars the person from:

A. association with an entity regulated by such commission, authority, agency or officer? ☐ Yes ☑ No

B. engaging in the business of securities, insurance or banking? ☐ Yes ☑ No

C. engaging in savings association or credit union activities? ☐ Yes ☑ No

ii. constitutes a final order based on a violation of any law or regulation that prohibits fraudulent, manipulative or deceptive conduct and for which the order was entered within the 10-year period ending on the date of the filing of this offering statement? ☐ Yes ☑ No

(4) Is any such person subject to an order of the Commission entered pursuant to Section 15(b) or 15B(c) of the Exchange Act or Section 203(e) or (f) of the Investment Advisers Act of 1940 that, at the time of the filing of this offering statement:

i. suspends or revokes such person's registration as a broker, dealer, municipal securities dealer, investment adviser or funding portal? ☐ Yes ☑ No

ii. places limitations on the activities, functions or operations of such person? ☐ Yes ☑ No

iii. bars such person from being associated with any entity or from participating in the offering of any penny stock? ☐ Yes ☑ No

(5) Is any such person subject to any order of the Commission entered within five years before the filing of this offering statement that, at the time of the filing of this offering statement, orders the person to cease and desist from committing or causing a violation or future violation of:

i. any scienter-based anti-fraud provision of the federal securities laws, including without limitation Section 17(a)(1) of the Securities Act, Section 10(b) of the Exchange Act, Section 15(c)(1) of the Exchange Act and Section 206(1) of the Investment Advisers Act of 1940 or any other rule or regulation thereunder? ☐ Yes ☑ No

ii. Section 5 of the Securities Act? ☐ Yes ☑ No

(6) Is any such person suspended or expelled from membership in, or suspended or barred from association with a member of, a registered national securities exchange or a registered national or affiliated securities association for any act or omission to act constituting conduct inconsistent with just and equitable principles of trade?

☐ Yes ☑ No

(7) Has any such person filed (as a registrant or issuer), or was any such person or was any such person named as an underwriter in, any registration statement or Regulation A offering statement filed with the Commission that, within five years before the filing of this offering statement, was the subject of a refusal order, stop order, or order suspending the Regulation A exemption, or is any such person, at the time of such filing, the subject of an investigation or proceeding to determine whether a stop order or suspension order should be issued?

☐ Yes ☑ No

(8) Is any such person subject to a United States Postal Service false representation order entered within five years before the filing of the information required by Section 4A(b) of the Securities Act, or is any such person, at the time of filing of this offering statement, subject to a temporary restraining order or preliminary injunction with respect to conduct alleged by the United States Postal Service to constitute a scheme or device for obtaining money or property through the mail by means of false representations?

☐ Yes ☑ No

If you would have answered "Yes" to any of these questions had the conviction, order, judgment, decree, suspension, expulsion or bar occurred or been issued after May 16, 2016, then you are NOT eligible to rely on this exemption under Section 4(a)(6) of the Securities Act.

INSTRUCTIONS TO QUESTION 30: Final order means a written directive or declaratory statement issued by a federal or state agency, described in Rule 503(a)(3) of Regulation Crowdfunding, under applicable statutory authority that provides for notice and an opportunity for hearing, which constitutes a final disposition or action by that federal or state agency.

No matters are required to be disclosed with respect to events relating to any affiliated issuer that occurred before the affiliation arose if the affiliated entity is not (i) in control of the issuer or (ii) under common control with the issuer by a third party that was in control of the affiliated entity at the time of such events.

OTHER MATERIAL INFORMATION

31. In addition to the information expressly required to be included in this Form, include:

- (1) any other material information presented to investors; and
- (2) such further material information, if any, as may be necessary to make the required statements, in the light of the circumstances under which they are made, not misleading.

All information presented to investors hosted on Wefunder.com is available in Appendix A: Business Description & Plan.

INSTRUCTIONS TO QUESTION 30: If information is presented to investors in a format, media or other means not able to be reflected in text or portable document format, the issuer should include:
(a) a description of the material content of such information;
(b) a description of the format in which such disclosure is presented; and
(c) in the case of disclosure in video, audio or other dynamic media or format, a transcript or description of such disclosure.

ONGOING REPORTING

32. The issuer will file a report electronically with the Securities & Exchange Commission annually and post the report on its website, no later than:

120 days after the end of each fiscal year covered by the report.

33. Once posted, the annual report may be found on the issuer's website at:

http://www.discotech.me//invest

The issuer must continue to comply with the ongoing reporting requirements until:

1. the issuer is required to file reports under Section 13(a) or Section 15(d) of the Exchange Act;
2. the issuer has filed at least one annual report pursuant to Regulation Crowdfunding and has fewer than 300 holders of record and has total assets that do not exceed $10,000,000;
3. the issuer has filed at least three annual reports pursuant to Regulation Crowdfunding;
4. the issuer or another party repurchases all of the securities issued in reliance on Section 4(a)(6) of the Securities Act, including any payment in full of debt securities or any complete redemption of redeemable securities; or (5) the issuer liquidates or dissolves its business in accordance with state law.

APPENDICES

Appendix A: Business Description & Plan

Appendix B: Investor Contracts

- 5M - SAFE Cap and Discount
- 6M - SAFE Cap and Discount

Appendix C: Financial Statements & Tax Returns

- CPA Reviewed Statement

Appendix D: Director & Officer Work History

- Ian Bushong
- Jeffrey Ian Chen
- Mark Wu

CLOSING IN 7 DAYS
Invest until 11pm EDT on Oct 17

INVEST IN DISCOTECH

Digital concierge for the $26 billion U.S. nightlife market

"Discotech is an app that allows you to search, discover, and RSVP to the hottest clubs, lounges and live music events—it's the Kayak.com for nightlife. Before Discotech, the only way to get into the best clubs was through club promoters—middlemen who get paid on commission and take their large cut of fees. With Discotech, you can now browse through dozens of clubs, book your tickets, and enjoy the night seamlessly.



Ian Chen
CEO, DISCOTECH


FOLLOW US FOR UPDATES
SHARE
TWEET
173
investors
$114,568
raised of $100K-$1M goal
$100 min
Wefunder Portal LLC
INVEST

Future Equity (SAFE)

$6M valuation cap | **20%** discount

A SAFE gives you the right to future shares in Discotech. If you invest, you're betting the company will be worth more than $6M in the future.

INVEST $25,000+ FOR VOTING & PRO-RATA RIGHTS

EARLY BIRD BONUS: $5M Valuation Cap
Investors who fund the first $100,000 of this fundraise will invest at a $5M Valuation Cap.

INVESTOR PERKS

$250+ Discotech T-shirt mailed to your home!

$500+ Access to 2 complimentary tickets to select clubs in LA. Also get a Discotech T-Shirt

$1,000+ VIP priority concierge access to help you plan and book parties! Also get a Discotech T-shirt.

$5,000+ Free bottle (up to $500 value) at any club in LA with regular table reservation. Also get perks from all lower tiers.

$10,000+ A night out in LA with the Discotech Team for you and up to 3 friends!. Also get perks from all lower tiers.

OUR AMBITION

We're taking nightlife from promoters and putting it back in the hands of club owners and their avid customers. It's a win-win scenario for both customers and clubs who are now finally able to track their guests and aren't losing money to dispersed middlemen. What Kayak.com did to travel agents, Discotech is doing to club promoters. We will be the mobile ticketing platform handling every entrance into the $26 billion U.S. club market and beyond.

KEY FACTS

- 120+ nightclub clients; 50% client growth since last year
- 10-15% commission per customer; $300K+ in monthly bookings
- 3x revenue growth year over year
- 65,000 clubs and bars in the U.S. that can benefit from Discotech
- 64,000 registered users

DOCUMENTS

Video Transcript

discotech.me

NIGHTLIFE MOBILE APP NIGHTCLUB TICKETING EVENTS

WHY I LIKE DISCOTECH

Ian and the team at Discotech have developed an innovative, revenue-positive business. The team has disrupted the large nightlife category and is poised for growth. They are great at UI and growth hacking. They have also pivoted well to include nightlife ticketing.



Matt Thompson

SVP OF SKYVIEW CAPITAL, MEMBER OF TECH COAST ANGELS

THE BUZZ ABOUT DISCOTECH

Founded in 2012 by three UC Berkeley alumni who were tired of being exploited by club promoters, Discotech serves as a one-stop "virtual concierge" that helps users find events, buy tickets, book tables, and RSVP for guest lists.

Billboard

I've never met a team that hustles harder than Discotech. These guys know their problem, know their market, and are relentless in building the relationships and products that will solve a two-sided pain point. And as they gain scale, their two-sided platform only becomes more valuable and defensible.

Stuart Landesberg

Founder and CEO of Grove Collaborative

Discotech is so easy to work with. They provide quality general admission guests and table reservations on a consistent basis.Their technology is easy to integrate with and their back end is built to data-mine important customer information. On the consumer side, their app is fast, easy and reliable. The customer service they provide the nightclub goer is second to none, and is a great representation of our standards. We love working with Discotech!

Jordan Stroum

Director of Operations at Light Group

Discotech is the one nightclub app that has shined for us, and are so easy to work with! They produce what they say they will, and have established a great network for promotions and tables. They communicate well, are on top of all of our events, and have the knowledge of events and clients that I haven't seen with anyone else. And, they bring clients and guests! We have had nothing but great experiences with Discotech and look forward to our continuing relationship with them.

Megan Gaver

Director of Marketing at Sound Nightclub

Ian and the Discotech team are some of the brightest entrepreneurs I have ever come across. The journey that they share living and working together in San Francisco, Las Vegas, and Los Angeles is truly inspiring. They have demonstrated perseverance and resourcefulness that gives me great confidence that they will be successful no matter what obstacles come their war.

Eric Bunting

Founder and Managing Partner at Overbrook Capital

appPicker

Interview with the CEO of Discotech Nightlife

July 12, 2016

The following interview is with Ian Chen CEO of Discotech, the company that created Discotech Nightlife. Tell us a little bit about your company Discotech is essentially your virtual nightlife host. Our mobile app allows users to discover events, reserve

Billboard

Wantickets Strikes Partnership With Nightlife App Discotech: Exclusive

July 12, 2016

Online ticketing provider Wantickets has announced an exclusive partnership with nightlife app Discotech that will allow users to purchase tickets directly in the mobile app on their Android or iPhone devices. Founded in 2012 by three UC Berkeley alumni

THE NOCTURNAL TIMES

Discotech App: Find Nightclubs, Events, VIP & Bottle Service, Guestlist on Free Mobile App

May 10, 2016

Discotech is the free mobile nightlife app that allows users to browse events, request VIP & bottle service, purchase tickets, and explore nightlife in their area Want to enjoy a night out, but want to avoid all of the unnecessary hassles associated with a night

Idea Mensch

Ian Chen - Co-Founder and CEO of Discotech

May 4, 2015

It's silly to try to do and learn everything yourself, learn to surround yourself and rely on others to help you along the journey! Ian Chen was born and raised in the suburbs of Potomac, Maryland. Growing up, Ian was always a bit of a geek.

#vegastech

Meet Discotech: Bringing Transparency and Efficiency to Nightlife | VegasTech

January 11, 2015

Discotech's mission is to bring transparency and efficiency to the grossly outdated nightlife reservation space. The team is new to the Las Vegas tech community. Discotech is the premier nightlife app for customers to browse events, sign up for

ADANAI

Looking for the Uber of Nightlife? Meet the Discotech App | ADANAI

July 21, 2014

21 Jul 2014 Posted by admin NNightlife: a ritual governed by uncertainty. Methodical showering, dressing, primping. Scouting a swank spot. Waiting in line to pass muster with the gatekeeper. Maybe getting in if you are one of the chosen few or, if you are

SocialTimes

Discotech: Browse clubs, book tables and join guest lists on iOS

November 13, 2013

Fans of the growing nightlife app genre have one more option to choose from on iOS, as Discotech has announced the launch of its app of the same name. The app allows users to browse local clubs, see which DJs are playing, sign onto guest lists, book

The Nightlife Market is a Mess

The 65,000 clubs in the U.S. depend on club promoters: middlemen who take their cut of the pie and operate primarily through word-of-mouth. These 100,000+ individual promoters are difficult to manage, unreliable, and impossible to scale.





Las Vegas
Marquee
Marquee Dayclub
$$$$
Surrender
$$$$

Problem: Promoters Don't Work

- Independent and take large commissions
- Can only promote a few clubs at a time
- Difficult for customers with no contacts to get access
- Pricing is unclear and often expensive

Solution: The Kayak for Nightlife

- Scalable, with already 120+ clubs available in one spot
- Pricing is predictable and transparent
- Clubs can track customer count and prepare appropriately
- Uses data analytics to track customer preferences

How it Works



●●●○○ AT&T 2:30 PM 90%
Events
Saturday, August 20
Tiësto
Hakkasan
Tables & Guestlist
Eric Dlux
Intrigue
Tickets, Tables & Guestlist
Lil Jon
Jewel
Tickets & Tables
DJ E-Rock
Light
Tickets, Tables & Guestlist
Dash Berlin
Marquee
Tickets, Tables & Guestlist

Discover Events

- *All available club events in one list*
- *See where your favorite DJs are spinning*
- *Check out where your friends are going*



●●○○○ AT&T 2:35 PM 89%
Las Vegas
Marquee Dayclub
$$$$
Omnia
$$$$
Rehab
$$$

Browse Clubs

- *Filter by music type, bottle price, closing time, etc*
- *Make table reservations easily*
- *Get rewarded for frequent bookings*



●●○○○ AT&T 2:35 PM 89%
Alesso
Tickets
Tap to view available tickets
BUY
Guest List
Free for ladies, $25 for guys in even ratio parties - outdoor pool access
RSVP
Bottle Service
Tap to view VIP tables
BOOK
XS
Alesso @ XS
Sat, Aug 13 10:00 PM - 04:00 AM
Ticket sales end Sat, Aug 13 at 08:00 PM PDT
DESCRIPTION
Alesso at XS Las Vegas
ARTISTS
Alesso

Book Immediately

- *Sign up for free/discounted guestlists*
- *Buy tickets directly on your phone; no printing required*
- *Show your phone at the door for easy entry*

We've Grown 3x Our Revenue Yearly

We've grown our club partnerships over 50% in the last year and had 5,000 new registered users in June alone. And we've doubled our booking amount since 2015, of which we earn up to 20% on commission.



$400K
$300K
$200K
$100K
0
May '16 Gross Bookings: $310,489
Oct '15
Dec '15
Feb '16
Apr '16
Bookings per Month

15,751 Monthly active users	**15%** Commission on ticket sales	**6,019** Monthly mobile downloads

120+ VENUES

We've partnered with the best clubs in the U.S. We have 7 of the top 10 clubs in the country. Just download Discotech and browse the most popular nightclubs in Las Vegas, Miami, Los Angeles, and San Francisco.

TAO · TRYST · MARQUEE NIGHTCLUB & DAYCLUB · XS THE NIGHTCLUB AT ENCORE · Rehab Beach Club · INTRIGUE · LIGHT NIGHTCLUB · OMNIA NIGHTCLUB · Harlot san francisco · JEWEL NIGHTCLUB · LAVO ITALIAN RESTAURANT · CASINO CLUB · FOXTAIL POOL CLUB

Our Deck


Competition
Discotech is the only "One-Stop Shop" for Nightlife Booking
discotech


Discotech & Wantickets Partnership
Partnership with Wantickets gives us access to national distribution
wantickets


Primary Revenue Model
GUESTLIST
TICKETING
TABLE BOOKINGS


Gross Profit vs. Marketing Spend (Monthly)
Monthly contribution continues to grow without marketing spend
Marketing Spend (monthly)
Gross Profit (monthly)


Paid vs. Organic Downloads
Discotech has transitioned to a fully organic growth model.
# of downloads
Paid Downloads
Organic Downloads


Product Roadmap
4-6 months
Social Features
Web app development
3-4 months
Merchant functionality and data analytics

PARTY LIKE A PRO

The nightlife space has long been plagued by inefficiency and non-transparent pricing. As avid nightlife customers, we here at Discotech have firsthand experience with the frustration and disappointment that comes with promoters and the traditional nightlife system. From these negative experiences, we realized there was an opportunity for a technology-driven company to streamline the process and bring transparency to nightlife.

Over the last few years, our team has validated the concept and we have proven that the business is viable. By focusing on delighting our customers, we have grown past 65,000 registered users - primarily via word of mouth. In March of this year, we were able to achieve monthly break-even, and our revenues have continued to grow month over month since then. We have demonstrated that our model works, and now we are looking to scale the business by increasing our marketing and improving the platform via a larger engineering team.

Going out with your friends is fun, however planning a night out is anything but. At Discotech, we believe that the nightlife industry is overdue for disruption and that a technological overhaul will solve the major problems in this space. We invite you to join us now as an investor and help us bring about the much needed change in this industry!

Much love,



Ian, Mark, and Ian

MEET THE FOUNDERS


edm
madness

Ian Chen

CEO

Formerly in Private Equity at Bain and The Gores Group. Speaks fluent Mandarin with a degree from Berkeley in Business and Industrial Engineering.



Mark Wu

COO

Founder of online lead gen company. Formerly at Zoosk. Alum of Univ. of Hong Kong and Berkeley.



Ian Bushong

CTO

Formerly at image sensor architecture and design company Ambarella. Engineer at Zoran. Intern at NASA's Ames research center. Berkeley alum.

RAISED OVERALL $594,568 FROM 8+ INVESTORS

$400,000	$35,000	$45,000
February 2014	July 2016	August 2016
CONVERTIBLE NOTE	CONVERTIBLE NOTE	SAFE

Tech Coast Angels

Angel Investor Group



Stuart Landesberg



Phil Moon

Head of Strategic Finance at Eero



Sandy Golden-Dukes

Sales at IFC Solutions Inc

HIVE Seed Fund

We invest in daring Armenian entrepreneurs who build global companies



Patrick Sarkissian

CEO & Co-founder at Raleigh & Drake

MORE INVESTORS

DETAILS

What are you building? ^

– COLLAPSE ALL

We are building the OpenTable for nightlife. Our mobile app allows users to discover events, purchase tickets, and sign up for VIP guest lists at nightlife venues in different cities.

What's the problem you're solving? ^

We are tackling the inefficiency and non-transparency that has been plaguing the nightlife space. People currently have to go through these nightclub promoters, traditional middlemen who are very hard to get in touch with and aren't professional or very transparent when it comes to pricing. Our app makes it a lot easier for our customers to get the information they need, like accurate pricing, and ultimately, to make reservations very quickly without having to find these promoters, call them, text them, and go through a laborious process.
Promoters get paid on commission. They'll charge more if they know that the customer doesn't know any better, just so that they can make more money out of it. Discotech is about working on a large scale and getting the lowest price possible for our customers. We save them money, make things easier, and we really just want to streamline this process, which we think is long overdue.

What problems are you solving? ^

Not only are we a good solution for the end customer, who's ultimately the paying customer for the club, but we also make things a lot easier for the nightlife venue which is actually something we learned after we set out to do this. Clubs find promoters to be a pain point. There are a lot of them, they're highly fragmented, there's high turnover, and their loyalties are not steady. We make it easy and streamlined for the club to source them with customers. We're nonbiased and at the end of the day, we're much more professional to work with than different promoters calling and texting the club and serving as this inefficient middle man. Clubs leverage promoters as essentially their marketing team for the most part.

Promoters are valuable because they're the ones who have contact with the customers; they're the ones who go out and do a lot of the marketing. Most clubs are mom and pop shops who don't have a very sophisticated marketing teams so they develop this relationship with the promoters where they go out, bring in revenue, and make a commission on that.

When promoters do rent out an entire club, these promoters still rely on other promoters to fill their venue because just like the club owners, they want to maximize the number of people in the venue so that the event is hot. They want make money on the people coming in because ultimately that's what they're getting paid out on. In these situations, Discotech maintains similar operations where our app helps them increase traffic to their venue through our end users. On the customer end, it's a huge pain point for a customer without contacts to find out what's going on, to know what's hot in town and how to get access to those events. That's magnified if you think internationally as well. We're only focused domestically but imagine going to a foreign country where you don't speak the language but you want to go out. Imagine how hard that process would be without something like this.

Another problem that we're solve for the clubs is that, in traditional methods, promoters go out and try to get people to come by putting them on a VIP list, but these people aren't paying in advance. Clubs don't know how many of those listed names are actually going to show up whereas with us, people are actually paying in advance.

What do you have that traditional promoters don't?

There's a lot that we do that traditional promoters cannot do. One of the main differences is access to data analytics that comes with our app. We're able to see trends and analyze data based on which DJs are hot and which nights are good. We can do a lot more for the club in terms of these data analytics but we can also help them as a CRM system because we can reach out to our customers via push notifications which clubs cannot do themselves.

We also work with clubs in Los Angeles to provide an exclusive loyalty platform where our customers are able to accrue loyalty points and, just like airline miles, exchange them for rewards. The clubs allow us to do this because they trust that we can keep accurate tabs on customer spending whereas a human promoter may not be the most trustworthy.

How will you incentivize referrals?

We don't currently have a referral reward system but it's something that is very high in our to do list. We really want to go the Uber and Dropbox route where customer can get rewards or get incentives for sharing Discotech with their friends and also for inviting people to the party and doing different actions on the app.

How did you guys get started?

The idea for Discotech really came to us as a team. We're three guys from UC Berkeley, friends since college. None of us worked in the nightlife space so the idea came to us from the customer's perspective. I think four or five years out of college, we were convening together in Las Vegas and we had spent a couple of hours tracking down different promoters and talking to them. We finally agreed on a price and then on the night of the event, we showed up as scheduled and we were told that our promoter had misquoted us. We don't know this was an intentional bait and switch or if the promoter had just made a mistake.

Either way, we were in a really tough spot. We actually ended up paying the extra amount that night but all the guys were just furious. We weren't really having fun because we were bitter. While we were having drinks, we were just talking about how bad it tasted and it was really that experience that inspired us to search online to see if there was a company that was already solving this problem so that we as customers wouldn't have to deal with this again.

It was during that exploratory phase back in, I think 2013, that we saw there wasn't anyone really solving this problem in a meaningful way by leveraging technology. We decided to do this as a side project at first. We built a demo for some of our friends and then got a lot of approval from the big nightlife players in Los Angeles where I was based at that time. It was from that point, we realized that this thing had legs and we quit our full time jobs and the team moved from San Francisco down to LA. We've been hustling ever since.

Who are your customers?

Initially, when we started the app, we were focused on solving bottle service only so that target market was much smaller--typically wealthy males who spend a lot of money. We've since democratized the product, added on prefilled ticketing to our app, and also VIP guest lists. From there, we now target anyone who wants to go to a club at any point whether they want to get them for free, whether they want to pay for a ticket or whether they want to do the VIP bottle service which is the high-end package. We really make it accessible to everyone. Our demographics are split pretty evenly, slightly more men than women but it's pretty close to 50:50 now. We see people of all sorts. From ages 21 to 35, I'd say is our target group but really people of all ages.

What's the market size? ^

The current market that we're really focused on right now is nightclubs and lounges, however we also work with live music festivals such as Electric Daisy Carnival. If you look at some reports out there, I think the Nightlife Federation put out a report on the top hundred largest clubs and they're doing about $1.5 billion in gross revenue. We estimate that our market in the United States is about $8 billion and around $25 billion globally. Of that $8 billion number, we estimate it's about 80-85% due to alcohol sales, 60-65% of which is bottle service--the biggest segment. Then bar spend is probably around another 15-20%. The remaining difference comes from admission fees. Clubs are literally making more than half their revenue on bottle service. This percentage goes up for high end clubs.

We're already working with some bars, but not yet clubs or lounges. We're also working with live music festivals like EDC, Ultra, Life Is Beautiful, Electric Zoo, some of the bigger EDM festivals that happen in America and so that's a separate market all by itself and that's somewhere we're currently playing which impacts our adjustable market as well.

How do venues use your app? ^

To get on board the app is pretty straight forward. Once we give them the go-ahead, we simply need them to fill out a two-page Word document for us with all the information that we need. We then either work with the clubs or find pictures online ourselves to go live with the venue on our app and in regards to getting their events, we either scrape them directly from the event APIs, if they have them, or we have a scraper built that pulls them automatically from their website.

How do guestlists work? ^

I actually start the guest list because that's much more simple for us to do it. Every club is slightly different but for the most part at a certain time, we provide the club with a list of names for the guest list and that list is literally printed out or the doorman will have it on an iPad and then as customers come in, they'll get checked off the list and then they'll be given free admission or discount admission--whatever that guest list perk should be. Bottle service works the same way.

How does your app attract customers? ^

We offer services that no other traditional promoter could. We have the most efficient, streamlined system out there and we give customers the experience of being treated like high status royalty. For example, in Vegas, because there are a lot of venues, we will actually provide the customer with a dedicated VIP host who will contact the customer and set up a time to greet them in front of the venue. The host will then walk them into the club so that they don't have to wait in any line. They're getting the highest VIP experience. At other clubs, we book tables for them. They're in the system, and then when people show up at the door, they'll check in with their first and last name and just pay at the venue.

What can you do that traditional promoters can't? ^

One thing that we do that a traditional promoter can't do is actually just sell tickets, pre-sell tickets. The incumbent way of buying tickets would be to go to different websites and checking out the prices and then purchasing them online. We make it very easy to buy tickets in a few clicks. The QR code is stored on the app so you don't need to print anything out or find it in your email. This makes it very easy since there's a scan at the venue that reads the tickets that you bought on our app.

How did you guys start onboarding venues? ^

We launched and started off in Los Angeles. From LA, we branched into Las Vegas which is the largest market in the United States. That was really done through the connections that we made here in LA. For Las Vegas, the team actually moved to a suburb of Las Vegas called Slumberland. We lived there for seven months. During that time, we on-boarded all the major players in Las Vegas onto our platform. The sale process initially was a lot more difficult. Getting the foot in the door wasn't that easy when we didn't really have traction in customers and customer referrals to back us up.

Once we are able to get the foot in the door, the sales process is pretty straightforward. There's really no risk for the club to be a part of our app because we don't take an upfront subscription cost or a service fee. We only eat what we kill, the same way that traditional promoters do. For that reason, when we make the presentation to the clubs, they're pretty receptive to us because they don't really have anything to lose.

What's the growth like? ^

I think we're right now between 120 and 130 venues that are onboard the app. In addition to Vegas and LA, we're also live in San Francisco, San Diego, Orange County, Miami and we're starting to enter into other cities on the East Coast as well. In terms of number of venues, we've probably increased 50% over the last year. Adding venues onto the platform really isn't our highest priority right now. We're much more focused on getting users in the areas that we're already in. In particular, we're working on Los Angeles, which has really proven out to be a nice hub where we've achieved some kind of critical mass, and we're starting to see a lot of organic downloads which is great. We're really focused on gaining share rather than expanding without having the users that fall behind that.

Month over month, we're seeing more downloads. Last month, we, for the first time ever, broke 5,000 new registered users for June 2016. I believe our monthly active users is close to 16,000 off of a total install base of around 61-62,000 which we think is pretty solid.

We also measure the unique number of visitors who come to our website so (www.Discotech.me). That number has also continued to grow every month as our SEO continues to improve. I believe those numbers are actually north of 34-35,000. We actually get more unique visitors to our website than we do to our app. Currently, we're trying to funnel those people to our mobile app.

Who acquires the user base? ^

Historically, we've been doing all the grunt work. We started with digital marketing and guerilla tactics: going out to clubs and handing out cards. Once we had an initial feed of customers, they started talking and sharing it with their friends and now, all of our downloads at this moment and for the last number of months have been all organic. These are people searching for us on our website or just people spreading us through word of mouth because they like the product. Clubs today actually do offer us support when it comes to marketing so some of our good partners here in LA give us exclusive deals outside of the loyalty platform such as an exclusive guest list that's only good for Discotech customers.

One example would be Sound Nightclub which is a very prestigious and famous club in this country. On a number of nights, we'll actually have a free one-hour open bar for our customers which, again, is exclusive to us. We provide them with Discotech wristbands to prove that they came in with Discotech and that helps us generate more buzz and more downloads.

What's the value per customer? ^

Our lifetime value is definitely greater than our customer acquisition costs. For our paying customers, it's a pretty high customer value because bottle service is such a high value item. Our average tables price costs around $1,500-1,600, of which we're doing a little better than 10% blended margin so those customers are generating a lot of value per user.

How much do you guys make?

As far as we know, it's pretty comparable to what promoters make. Right now, we are much more focused on growing users and building relationships with the clubs rather than maximizing our cash flow. We've kind of taken what was given to us, and we're usually making between 10-15% commission on the traffic that we bring in.

On the revenue side, growth has been great. Year over year, I think we've grown over 3x from where we were. I think around January of this year, we were probably doing around $100k in gross merchandise volume a month and now, we're doing over $100k a month. We've definitively come a long way and we see that number continuing to grow especially as we gear up to launch our web app which we think will show an increase in our metrics.

How do you plan to grow and expand?

For us, we haven't really been leveraging digital and paid marketing just because we've been very conservative and lean as a startup. We've been bootstrapping it. Where we really see the growth coming in is as follows:

Continue to invest in the product, building out social features because nightlife is ultimately a social activity. You never do it by yourself; it's something you do with your friends and the ability to see where your friends are going, invite your friends to events or parties--these are all part of the experience. Building in a referral program is something that we think would supercharge this organic growth that's really been taking off for us.

We want to get back involved in digital marketing and paid advertising. One of my co-founder's backgrounds was doing that for five years at Zeus which is the online dating site. We think that we can do it in a very calculated and efficient manner.

Lastly, we think that hiring the right people to help with community engagement, management, and social media would also be a big help for us because currently, we don't have the human resources to really take full advantage of that and that's something we'd like to look into.

Have you focused on specific types of nightlife venues?

We're pretty agnostic. We like to start with the best clubs, the most popular ones in each city, largely because once you get the big guys on board, that addresses the most customers and other venues will typically follow if you get the big players on. They'll say, "if you've got those guys then I need to be on this app, too."

What's the biggest challenge for you guys?

The most important thing for us is getting the users. I think we got the club on-boarding part down, at least for now. I think the hardest thing is just getting the word out, building a brand, and communicating that brand to our customers. Once you have that initial critical mass, things definitely get easier because when you're discovering Discotech from your friend, you're much more likely to trust that brand and that product than if you just saw it on a Facebook mobile ad or a Google ad. For us, we want to do things that build a strong initial following and then grows off of that. We want to take the strategy that we've used in LA and apply it in the different new cities that we're launching in.

What are your plans for the future?

There are a lot of plays that we can do that don't currently exist. For example, a "Hotel Tonight" type of play with last minute deals because ultimately, a club operates very similarly to a hotel. They have a lot of overhead but selling a table or selling a hotel room doesn't really have any incremental costs for them. They're all about filling up that inventory. With the right data and the right connection to the customers, we can help clubs fill out, unfold inventory and have dynamic pricing like Uber.

We want to incorporate surge pricing based on demand and inventory remaining. I think that is a really cool opportunity that would be disruptive in the space. People might possibly even bid on certain tables with customers being able to bid down or up. That's something that doesn't really exist today. For us, we also just want to make it a one-stop shop where people from different countries can get on one app and just make it very easy for them to get information and get onto the platform.

There's actually a few other potential things that we could be doing with the technology that we have. One of them is leveraging location based technology. For example, if you're on the strip and you're walking around and we know you open the app, then we know which clubs that you're closest to. We could send you an exclusive deal or package. If it's close to your birthday and we know that information, we can ping you in advance with a push notification offering you a special from the club that has birthday specials. There's definitely a lot that we can do with customer data and location data to help with hyper targeting.

Who are your competition?

There are other app players out there, but our biggest competitor is Tablelist. There have been a few players in the past who have tried to build products like ours that have failed. One more recognizable name is I think is EZ VIP. They're actually on shark tank and they got funded by Mark Cuban. A lot of these players in the past were just nightclub promoters who thought that because they could promote well, they could go out and build a technology company and do this but that wasn't true. They didn't invest enough in operations and building out the technology and making sure things worked.

We, on the other hand, are approaching this from the product side as a startup should. Then we figured out how clubbing works while doing it. That was much more easy for us. Again, our biggest competitor's Tablelist. They've actually raised between $3-$4 million and they're based down in Boston. Their stronghold is really that Boston, New York area. We don't really run up against them. They don't play in the markets here on the West Coast and we don't really see them run up against us in Vegas either. We're really racing, I think, to displace promoters in whichever markets that we're in.

Unlike Tablelist, however, we are much more focused on the broader market for nightlife. As their name implies, Tablelist, they're much more focused on the VIP, the table part, which again while it is a big business, it does not address a lot of the ticketing and guest list needs of the masses. We also have a partnership with Wantickets who is the largest ticketing provider in the nightlife space. They've been in business for over 15 years and we have relationships with a good number of clubs. I'd say most clubs in the country. Our partnership with them gives us access to their ticketing inventory which gives us a lot more ticketing inventory than they have. Many times, the inventory for Wantickets is actually exclusive as well.

Tell us about the team.

The team is comprised of three founders. All three of us are UC Berkeley graduates, class of 2008. I (Ian) graduated from Berkeley with a degree in industrial engineering and business, and then started my professional career at Banning Company which is a management consulting firm. My office was based in San Francisco. After two years there, I moved down to LA and joined a medium sized private equity firm called The Gores Group which I believe had between $4-$5 billion of assets under management. Spent about a year and a half doing traditional M&A due diligence, mergers and acquisitions and then from year 1.5 to 2.5, I transitioned to an operational role at a couple of their portfolio companies.

Our CTO Ian Bushong is an electrical engineer computer scientist graduate from UC Berkeley. I think he's a region scholar and he started his career at a company called Ambarella. They've since gone public. They do semi conductor chips and software for video processing hardware and their biggest customer is GoPro. Our third co founder is named Mark Wu. After graduating from Berkeley with degrees in business and economics, he joined Zeus which is the online dating company and there, he specialized in digital marketing, user acquisition and search engine optimization.

As CEO, I handle most of the business development for the business. Mark who's our COO does a lot when it comes to design and helps with product management. Ian Bushong, our CTO, manages the product and the technology. We're bringing on another full time developer very soon who is the former co-founder and CTO of a tech incubated company called Planted that raised over a million dollars. We're really excited to be bringing him on board because he's got a lot of relevant experience and we think he can hit the ground running. Then we also have interns who help us with operations and marketing. We also have contractors who helped us with tech development products from time to time as well.

ASK A QUESTION

Type your question here...

ASK QUESTION

Christopher Lee Aug 23

What do you attribute the increase in bookings from Jan 2016-May 2016? Is this growth tied to the wantickets integration or other partnerships? Do you expect the trend to continue at this level of growth or stay flat? How long is the partnership with wantickets as well as others? What is the risk that competitors will also have the same access?



Ian Chen CEO FO[illegible] Aug 26

Hi Chris, our growth in 2016 is largely due to a growing user base and higher monthly active users. Part of the growth is also due to our summer seasonality, as summer has more people going out, going to Vegas, and attending pool parties etc. We have continued to see month over month growth from May through August (July was our best month ever). We expect to see a slowdown in our growth over the winter slow season, but we expect to see strong YoY growth as our user base continues to grow. The partnership with Wantickets in indefinite and given that the Founder of Wantickets is an advisor to Discotech, I think we are in pretty good shape =)

LIKE

Jason Thomas Aug 23

I realize that it is a moving target, since there are several factors involved, but may I ask where your envisioned near term break even point is? It looks as if once you meet certain revenue then much is gravy beyond that. Do you need legs on the ground in each market or would you outsource city specific marketing? Your ideas, team, what you have accomplished are impressive, I do plan to buy into it. Thank you, JT



Ian Chen CEO FO[illegible] Aug 23

Hi Jason, thanks for the kind feedback! Given our current "bootstrapped" nature, we actually hit break even in March of 2016, and have been operating profitably since then. However, this is with the huge caveat that the founders are paying ourselves less than minimum wage, and we are still working out of our apartment. Our goal is to expand the team, operate more like a real business, and as such we will need additional funding to do this. Once we are fully loaded on the cost side, I imagine it will take us 12-18 months before we hit break even again.

LIKE

MORE QUESTIONS

RISKS SPECIFIC TO DISCOTECH

1. 1. Economic/Market Risks - Although the nightlife industry has been on a steady rise over time, it is susceptible to broader changes in the macro-economic environment. Because nightlife is often associated with the luxury and discretionary spend category, significant declines to the domestic/global economic health could reduce demand for nightlife spend.

2. 2. Competitor Risk - There is a risk that larger reservation platforms such as OpenTable or Priceline could enter into our space. (We believe they are more likely to acquire into this space rather than start from scratch, but its a possibility) Furthermore, Discotech competes with other start ups that are also competing to disrupt the nightlife space.

3. 3. Talent Risk - A key assumption to our growth is the ability to hire and bring on talent that will help us improve our product, operations, and marketing. Finding the right employee fit for Discotech takes time, and a delay in the recruitment process could hinder our growth.

4. 4. Privacy Risk - Discotech stores customer data on our servers. While we treat this data with the utmost importance and take measures to safeguard this data, there exists risk of data breach / hacking that presents itself as a risk to our business.

OTHER DISCLOSURES

Read the **Form C** filed with the SEC for other important disclosures, like financial statements, Directors, Officers, shareholders with more than 20% of voting rights, and more.

THE FUNDING PORTAL

Discotech is conducting a Regulation Crowdfunding offering via **Wefunder Portal LLC**. CRD Number: #283503.

$100 min INVEST

Can I change my mind and get a refund?
How do I earn a return?
How is Wefunder compensated?
How do convertible notes work?
Have another question?



Ian Bushong

Co-Founder & CTO @ Discotech

Los Angeles, California | Computer Software

Current: Discotech, Inc.

Previous: Ambarella, Zoran, NASA Ames Research Center

Education: University of California, Berkeley

Send Ian InMail

334 connections

https://www.linkedin.com/in/ianbushong

Background

Experience

Co-Founder & CTO
Discotech, Inc.
August 2014 – Present (2 years 1 month) | Los Angeles

Member of Technical Staff
Ambarella
January 2011 – May 2014 (3 years 5 months)

Image sensor interface (Aptina, Sony, Panasonic, Samsung) architecture and design, DSP filter RTL design and verification, architecture modeling

DTV VLSI Engineer
Zoran
June 2008 – January 2011 (2 years 8 months)

DTV SoC verification and flow development

1 recommendation

Max Kiang
Sr. Staff Engineer
Even as a new college grad, Ian shows pose and experience beyond his age. He has been a key driving force in improving and executing Zoran's DTV SOC tests. Even though I helped Ian started his SOC DV career, he's quickly built up his own... View↓

Intern
NASA Ames Research Center
June 2007 – August 2007 (3 months) | Moffett Field, CA

Wireless strain sensor network prototype

Skills

Top Skills

- 12 SoC
- 10 Verilog
- 6 ASIC
- 5 C
- 5 Debugging
- 5 RTL Design
- 4 Perl
- 3 Software Engineering
- 3 C++
- 3 Semiconductors

Ian also knows about...

2 Embedded Systems · 2 VLSI · 1 SystemVerilog · 1 Python · 1 Linux · 1 Matlab · 1 Saxophone · Hardware Verification · SQL

Education

University of California, Berkeley
BS, Electrical Engineering and Computer Sciences
2004 – 2008

Regents' and Chancellor's Scholarship

Activities and Societies: University of California Marching Band

Recommendations

Received (1)

DTV VLSI Engineer
Zoran



Max Kiang
Sr. Staff Engineer

"Even as a new college grad, Ian shows pose and experience beyond his age. He has been a key driving force in improving and executing Zoran's DTV SOC tests.
Even though I helped Ian started his SOC DV career, he's quickly built up his own reputation. He's very independent, very eager to trace codes and read documents. That's a quality every project lead and manager will... **more**

December 9, 2010, Max managed Ian indirectly at Zoran

Groups

- University of Californ... — 19,562 members — Join
- Zoran Alumni — 805 members — Join
- Cal Band Alumni — 655 members — Join
- Cal Band Alumni-En... — 54 members — Join



Ian Chen

CEO at Discotech, Inc.
Los Angeles, California | Entertainment

Current Discotech, Inc.
Previous The Gores Group, Bain & Company
Education University of California, Berkeley

Send Ian InMail

500+ connections

https://www.linkedin.com/in/jeffreyianchen

Background

Experience

Co-Founder & CEO
Discotech, Inc.
September 2012 – Present (4 years) | San Francisco

discotech

Co-founder at a mobile application start-up catering to the Nightlife Industry. Discotech is an "OpenTable for Nightlife" and allows our users to find upcoming events, sign up for guest list, buy tickets, book tables, and get loyalty rewards at nightlife venues.

Discotech hopes to simplify the going-out experience, as well as reward end users for their patronage at nightlife venues.

In turn, our application can help our venue partners increase traffic/revenue, reduce marketing costs, and provide insight into consumer analytics.

You give our app a download on your iPhone here: http://www.bit.ly/discotech_app
And on Android here: http://bit.ly/discotech_android



Discotech - VIP Bottle Service, Guestlists, Tic...

Associate
The Gores Group
September 2010 – December 2012 (2 years 4 months) | Los Angeles

THE GORES GROUP

Responsible for portfolio company financial and operational due diligence activities, as well as portfolio company oversight.

Associate Consultant
Bain & Company
August 2008 – August 2010 (2 years 1 month)

BAIN & COMPANY

Management consultant at Bain & Company, San Francisco

Associate Consultant Intern
Bain & Company
June 2007 – August 2007 (3 months)

BAIN & COMPANY

Intern in Bain San Francisco's PEG (Private Equity Group).

Performed due diligence on target companies in the Online marketing and HVAC industries

Languages

Mandarin

Skills

Top Skills

- 48 Start-ups
- 28 Due Diligence
- 25 Private Equity
- 21 Financial Modeling
- 19 Marketing
- 16 Management Consulting
- 16 Business Strategy
- 9 Management
- 8 Online Marketing
- 8 Strategy

Ian also knows about...

- 5 Portfolio Management
- 5 Venture Capital
- 5 Analytics
- 3 Mergers & Acquisitions
- 3 Competitive Analysis

Education

University of California, Berkeley
B.S, Business Administration, Industrial Engineering Operations Research
2004 – 2007

Berkeley

Activities and Societies: Sigma Alpha Mu, Cal Club Tennis Team

Additional Info

- **Interests**

Tennis, Electronic Music, International Travel, Muy Thai / Boxing, Competitive Eating

- **Advice for Contacting Ian**

ian@discotech.me

Recommendations

Given (1)



Chantál Cocca
Sr. VIP Services Supervisor

"Chantal is one of the most professional individuals I have worked with in the Nightlife Industry. In addition to being reliable and earnest, she always has a cheerful attitude and positive energy. Most importantly, she always makes sure that our customers / guests are taken care of in a respectful manner. It has been a pleasure working together with Chantal.

December 15, 2014, Ian was with another company when working with Chantál at SBE Entertainment

Groups

- University of Californ... — 19,562 members — + Join
- Bain & Company, Inc. — 14,629 members — + Join
- Operational due dilig... — 769 members — + Join
- Bain & Company Glo... — 10,694 members — + Join



Mark Wu

Disco Will Never Die

San Francisco Bay Area | Internet

Current: Discotech, Inc.
Previous: Zoosk, Inc., LeadQual, LLC
Education: University of California, Berkeley, Haas School of Business

Send Mark InMail

500+ connections

https://www.linkedin.com/in/markwoot

Background

Summary

Specialties: Online User Acquisition - SEO, SEM, Affiliates, Email, Facebook

Experience

Co-Founder
Discotech, Inc.
March 2013 – Present (3 years 6 months)

Discotech is the premier nightlife app: browse tables, sign up for free guest lists, book table service, and get VIP access to your favorite clubs!

Features:
- Book bottle service at the hottest clubs in Los Angeles, Las Vegas, and San Francisco
- Discover events happening in your city
- Sign up for guestlists
- Buy tickets for upcoming events

Sr Manager, Online Marketing
Zoosk, Inc.
March 2010 – June 2013 (3 years 4 months)

- Build Zoosk's search campaigns in US and other English speaking countries (GB, CA, AU, ZA)
- Collaborate with country managers on search in non English countries (ES, IT, FR, CH, SE, DK, NO, AT, NL, FI, DE)
- Increase monthly spend in US by 500% while decreasing CPA by 80%
- Optimize campaigns through two step conversion process and ROI on marketing dollars spent, with different targets for each channel/country
- Design and execute A/B landing page, ad copy, funnel, & creative tests
- Launch geo-targeted search campaigns
- Built and optimize mobile search campaigns
- Work with email vendors on launching and ramping email campaigns
- Managed mobile and facebook campaigns

3 recommendations, including:

Lauren Ryan
Designer at Advensora Creative
I had the pleasure of working with Mark while he was the Sr. Manager of Online Marketing at Zoosk, and I his Sr. Account... View↓

Marcus Im
Product Manager at Bark & Co.
Mark is the best search marketing professional I've ever had the pleasure of working with. His thorough understanding of the... View↓

1 more recommendation↓

Marketing Associate, SEM/SEO/Affiliates
LeadQual, LLC
June 2008 – March 2010 (1 year 10 months)

- Developed & managed PPC campaigns for multiple clients across Google search/content, Bing, Yahoo
- Split testing: ad copy, landing page, pricing, shopping cart funnel, CPM vs CPC bidding
- Researched extensive long tail keyword lists
- Utilized Google Analytics to track advanced metrics

- Worked directly with clients in highly competitive verticals on improving rankings
- On page: tags, internal linking, keyword density, adding targeted content
- Off page: social media, link building, anchor text

- Managed affiliate programs for clients across various platforms including CJ, Shareasale, Linkshare, Flexoffers
- Worked on everything program set up to affiliate recruiting to daily management
- Established payouts and monitored for fraud

- Multi-industry experience: real estate, mortgage, education, security software, hotels/travel

2 recommendations

Percival de la Rosa
Search Director at RAPP
Mark is a very hard-working and reliable person who is capable of managing numerous projects without losing focus on the... View↓

Yuriy Timen
Growth Marketing I User Acquisition I Bu...
I have had the pleasure to collaborate with Mark on a number of SEM/SEO related projects. The guy brings it every time. He's... View↓

Skills

Top Skills

- 5 SEM
- 5 PPC
- 4 SEO
- 4 Online Marketing
- 4 Digital Marketing
- 2 Email Marketing
- 2 Affiliate Marketing
- 2 Social Media
- 1 Web Marketing
- Google Analytics

Mark also knows about...

Facebook | Marketing

Education

University of California, Berkeley, Haas School of Business
BS, Business Administration
2004 – 2008

Activities and Societies: Alpha Kappa Psi, SRB Consulting

The University of Hong Kong
Finance & Economics

Additional Info

Interests

Film, Investments, Fitness, Personal Finance, Fishkeeping

Honors & Awards

Additional Honors & Awards

Dean's Honor List

Recommendations

Received (5) | Given (4)

Sr Manager, Online Marketing
Zoosk, Inc.

Lauren Ryan
Designer at Advensora Creative

"I had the pleasure of working with Mark while he was the Sr. Manager of Online Marketing at Zoosk, and I his Sr. Account Manager at Adconion Direct. He was extremely efficient, professional and goal oriented. He demonstrated a high level of expertise in digital marketing and the account soared to record heights because of it. I highly recommend Mark and would be more than... **more**

June 27, 2013, Lauren was with another company when working with Mark at Zoosk, Inc.

Marcus Im
Product Manager at Bark & Co.

"Mark is the best search marketing professional I've ever had the pleasure of working with. His thorough understanding of the platform makes him an efficient marketing strategist and effective problem-solver. The success of Zoosk's search campaigns stands as testament to his efforts. If I had to build search campaigns for any company, I'd have 100% confidence that Mark... **more**

March 4, 2012, Marcus reported to Mark at Zoosk, Inc.

Tim Vu
VP of Marketing at Kiwi.qa

"Mark is a no nonsense SEM manager who gets the job done with little fuss. He has excellent attention to detail, very good work ethic, and consistently hits monthly performance goals. He is extremely bright and has a high level of curiosity even outside of his own responsibilities.

June 27, 2011, Tim worked directly with Mark at Zoosk, Inc.

Marketing Associate, SEM/SEO/Affiliates
LeadQual, LLC

Percival de la Rosa
Search Director at RAPP

"Mark is a very hard-working and reliable person who is capable of managing numerous projects without losing focus on the details. On many different occasions, he went above and beyond what was asked of him to ensure that both deadlines and client expectations were always met. I enjoyed my time managing Mark and would be happy to work with him again in the future.

June 19, 2011, Percival managed Mark at LeadQual, LLC

Yuriy Timen
Growth Marketing I User Acquisition I Building Teams I Starter of Things For- and Non- Profit

"I have had the pleasure to collaborate with Mark on a number of SEM/SEO related projects. The guy brings it every time. He's astute, highly analytical, always timely with his deliverables and creative in his solutions. I've seen Mark take online marketing programs that have been run into the ground and turn them around within a month. I've also observed him inherit SEM... **more**

June 14, 2011, Yuriy worked directly with Mark at LeadQual, LLC

Groups

Cal Alumni Associati...
48,704 members
+ Join

Alpha Kappa Psi
33,741 members
+ Join